UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 29, 2008
Max & Erma’s Restaurants, Inc.
(Exact Name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-11514 (Commission File Number)	31-1041397 (IRS Employer Identification No.)
4849 Evanswood Drive
Columbus, OH 43229
(614) 431-5800
(Address, including zip code, and telephone number
including area code of registrant’s
principal executive offices)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On January 29, 2008, Max & Erma’s Restaurants, Inc. (the “Company”) received a NASDAQ Deficiency Letter (the “Letter”) from The NASDAQ Stock Market (“NASDAQ”) informing the Company that the Company has not maintained a minimum value of stockholders’ equity of $10,000,000 as required for continued listing on the NASDAQ Global Market under Marketplace Rule 4450(a)(3).
     The Letter also stated that NASDAQ has granted the Company until February 13, 2008, to provide the NASDAQ Staff with the Company’s specific plan to achieve and sustain compliance with all NASDAQ Global Market listing requirements. If, after conclusion of the NASDAQ Staff’s review, the NASDAQ Staff determines that the Company has not presented a definitive plan to achieve compliance in the short term and sustain compliance in the long term, the NASDAQ Staff will provide written notification that the Company’s common stock will be delisted. At that time, the Company may appeal the NASDAQ Staff’s determination to a NASDAQ Listing Qualifications Panel.
     The Company intends to apply to transfer its common stock to the NASDAQ Capital Market prior to February 13, 2008. In order to transfer to the NASDAQ Capital Market, the Company must satisfy the continued inclusion requirements for that market set forth in Marketplace Rule 4310(c). The Company is currently in compliance with the listing standards of the NASDAQ Capital Market.
     On February 1, 2008, the Company issued a press release announcing this event. A copy of the Company’s press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated February 1, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Max & Erma’s Restaurants, Inc.
Date: February 1, 2008	By:	/s/ William C. Niegsch, Jr.
William C. Niegsch, Jr., Executive
Vice President, Chief Financial Officer, Treasurer and Secretary